Exhibit 99.1

1025 Eldorado Boulevard

Broomfield, Colorado 80021

www.Level3.com

NEWS RELEASE

Level 3 Contacts:

Media:	Chris Hardman	Investors:	Robin Grey
	720-888-2292		720-888-2518

	Kimberly Tulp		Valerie Finberg
	720-888-3675		720-888-2501

Level 3 Reports Second Quarter 2008 Results

Financial and Business Highlights

•                  Consolidated Revenue of $1.09 billion

•                  Net Loss of $33 million, or $0.02 per share

•                  Consolidated Adjusted EBITDA grows 30 percent year over year to $251 million

•                  Year over year Core Communications Services revenue growth of 9 percent

•                  Company generated positive Free Cash Flow of $4 million

•                  Company expects to generate positive Free Cash Flow for the remainder of 2008

•                  Company closes sale of Vyvx advertising distribution business for $129 million

•                  Company continues to improve service activation and delivery

•                  Project Unity deployment remains on track

BROOMFIELD, Colo., July 24, 2008 — Level 3 Communications, Inc. (NASDAQ: LVLT) today reported strong second quarter results. Consolidated revenue was $1.09 billion for the second quarter 2008, an increase of 4 percent compared to $1.05 billion for the second quarter 2007. First quarter 2008 consolidated revenue was $1.09 billion.

“Our strong second quarter results reflect Core Network Services growth and our continued focus on reducing network costs and operating expenses,” said James Crowe, president and CEO of Level 3. “We generated positive Free Cash Flow and now expect to be Free Cash Flow positive for the remainder of the year. And as previously announced, we expect to be Free Cash Flow positive for the full year 2009.”

The net loss for the second quarter 2008 was $33 million, or $0.02 per share, including a $96 million, or $.06 per share gain on the sale of the company’s Vyvx advertising distribution business. This compares to a net loss of $202 million, or $0.13 per share for the second quarter 2007 and a net loss of $181 million, or $0.12 per share for the first quarter 2008.

Consolidated Adjusted EBITDA(1) was $251 million in the second quarter 2008, a 30 percent increase from $193 million for the second quarter 2007. Consolidated Adjusted EBITDA for the first quarter 2008 was $211 million.

Core Revenue Growth and Cost Improvements Drive Substantial Improvement to Consolidated Adjusted EBITDA

Metric ($ in millions)	Second Quarter 2008 Results	Second Quarter 2007 Results
Core Communications Revenue	$972	$888
Other Communications Revenue	$46	$71
SBC Contract Services Revenue	$54	$76
Total Communications Revenue	$1,072	$1,035
Other Revenue	$18	$17
Total Consolidated Revenue	$1,090	$1,052
Consolidated Adjusted EBITDA (†)(††)	$251	$193
Capital Expenditures	$106	$170
Unlevered Cash Flow (††)	$126	$(64)
Free Cash Flow (††)	$4	$(141)
Communications Gross Margin (††)	58.8%	57.8%
Communications Adjusted EBITDA Margin (††)	23.6%	18.7%

†Consolidated Adjusted EBITDA for the second quarter 2008 excludes $20 million in non-cash compensation expense and includes $4 million of cash restructuring charges. Consolidated Adjusted EBITDA for the second quarter 2007 excludes $24 million in non-cash compensation expense and $1 million in non-cash impairment charges and includes $1 million of cash restructuring charges

††See schedule of non-GAAP metrics for definition and reconciliation to GAAP measures

Communications Business Results

Revenue

Total Communications revenue for the second quarter 2008 was $1.07 billion, a 4 percent increase from $1.04 billion in the second quarter 2007. Total Communications revenue was $1.07 billion in the first quarter 2008.

Core Communications Services

Core Communications Services revenue, which includes Core Network Services and Wholesale Voice Services, was $972 million in the second quarter 2008, an increase of 9 percent over $888 million in the second quarter 2007. Core Communications Services revenue was $958 million in the first quarter 2008. Second quarter 2008 Core Network Services revenue was $797 million, compared to $735 million in the second quarter 2007. Second quarter 2008 Wholesale Voice Services revenue was $175 million, an increase of 14 percent compared to the second quarter 2007. Wholesale Voice Services revenue was $184 million in the first quarter 2008.

Communications Revenue ($ in millions)	Quarter ended June 30, 2008	Quarter ended June 30, 2007	Percent Change	Quarter ended March 31, 2008
Core Network Services	$797	$735	8%	$774
Wholesale Voice Services	$175	$153	14%	$184
Total Core Communications Services	$972	$888	9%	$958

Other Communications Services	$46	$71	(35)%	$51

SBC Contract Services	$54	$76	(29)%	$57

Total Communications Revenue	$1,072	$1,035	4%	$1,066

During the second quarter, the company completed an analysis of its deferred revenue accounts and determined that deferred revenue of approximately $12 million should have been recognized as revenue in prior years. The effect on each separate prior period was not material. Accordingly, the company recognized $12 million of revenue (non-cash) in the second quarter 2008, in Core Network Services, primarily affecting the Wholesale Markets Group.

Also during the quarter, the company completed the sale of the Vyvx advertising distribution business. Second quarter 2008 revenue includes approximately $6 million in Vyvx advertising distribution business revenue, or about two months of revenue. Vyvx advertising distribution revenue was approximately $7 million and $9 million for the second quarter 2007 and first quarter 2008, respectively.

Excluding revenue from the Vyvx advertising distribution business for all periods and the benefit of the $12 million deferred revenue change,  second quarter 2008 Core Communications Services revenue grew 8 percent, compared to the second quarter 2007 and 1 percent compared to the first quarter 2008. Similarly, Core Network Services revenue grew 7 percent from the second quarter 2007 and 2 percent from the first quarter 2008. This growth was primarily due to increased demand for transport and infrastructure services.

Financial Results excluding the benefit of Deferred Revenue Change and Vyvx Advertising Distribution Business ($ in millions)	Quarter ended June 30, 2008	Quarter ended June 30, 2007	Percent Change	Quarter ended March 31, 2008 (1)	Percent Change
Core Network Services	$779	$728	7%	$765	2%
Wholesale Voice Services	$175	$153	14%	$184	(5)%
Total Core Communications Services	$954	$881	8%	$949	1%

Total Communications Revenue	$1,054	$1,028	3%	$1,057	0%

Consolidated Adjusted EBITDA (1)	$237	$191	24%	$207	NA

(1) Consolidated Adjusted EBITDA for the first quarter 2008 includes a $5 million one-time benefit from the company’s coal-mining operations

Core Network Services includes revenue from transport and infrastructure, IP and data services, local and enterprise voice services and Vyvx broadcast services. These services have incremental gross margins of approximately 80 percent. Customers in each of the company’s four market groups buy across the Core Network Services portfolio. During the second quarter, the company signed a large multi-year nationwide long haul and metro agreement with a Content Markets Group customer.

Wholesale Voice Services includes revenue from long distance voice services, including domestic voice termination, international voice termination and toll free services, which are purchased by customers primarily in the Wholesale and European market groups. These services have incremental gross margins of approximately 30 percent. As previously indicated, the company manages Wholesale Voice Services for gross margin and as a result, revenue is expected to be volatile quarter to quarter.

Core Communications Services revenue by market group was:

Core Communications Services Revenue ($ in millions)	Second Quarter 2008	Percent of Second Quarter Total Core Communications Services Revenue	First Quarter 2008
Wholesale Markets Group	$548	56%	$541
Business Markets Group	$241	25%	$240
Content Markets Group	$100	10%	$100
European Markets Group	$83	9%	$77
Total Core Communications Services Revenue	$972	100%	$958

Year over year growth was led by the European Markets Group and Content Markets Group, with both groups seeing strong demand from customers moving video and other large file size content over the Internet.

Other Communications Services

Other Communications Services revenue declined 35 percent to $46 million compared to $71 million in the second quarter 2007. Expected declines in managed modem services were the reason for the decrease. First quarter 2008 Other Communications Services revenue was $51 million.

SBC Contract Services

SBC Contract Services revenue was $54 million in the second quarter 2008, a 29 percent decline compared to the year earlier quarter revenue of $76 million. First quarter 2008 SBC Contract Services revenue was $57 million.

As previously disclosed, SBC announced its intention to migrate the services provided under the agreement to its own network facilities in accordance with terms previously negotiated by WilTel Communications, LLC (WilTel), a company subsequently acquired by Level 3. Under the terms of this agreement, SBC agreed to pay WilTel a minimum amount of gross margin regardless of the actual revenue generated under the agreement.

As of the end of the second quarter 2008, the customer satisfied the gross margin commitment for the agreement. Accordingly, beginning in the third quarter 2008, revenue attributable to the SBC contract will be reported as Other Communications Services revenue, and the SBC Contract Services category will be eliminated.

Deferred Revenue

Communications deferred revenue was $932 million at the end of the second quarter 2008, compared to $951 million at the end of the second quarter 2007. Deferred revenue at the end of the first quarter 2008 was $927 million.

Cost of Revenue

Communications cost of revenue for the second quarter 2008 was $442 million, versus $437 million in the second quarter 2007. Cost of revenue was $459 million in the first quarter 2008.

Communications Gross Margin was $630 million, or 58.8 percent in the second quarter 2008, compared to $598 million, or 57.8 percent in the second quarter 2007. For the first quarter 2008, Communications Gross Margin was $607 million or 56.9 percent.

Selling, General and Administrative (SG&A) Expense

Communications SG&A expense, including non-cash compensation expense, was $393 million for the second quarter 2008, versus $427 million for the second quarter 2007 and $418 million for the first quarter 2008. Communications SG&A includes non-cash compensation expense of $20 million, $24 million, and $23 million for the second quarter 2008, second quarter 2007 and first quarter 2008, respectively.

Excluding non-cash compensation expense, Communications SG&A was $373 million in the second quarter 2008, a 7 percent decline compared to $403 million in the second quarter 2007 and a 6 percent decline compared to $395 million in the first quarter 2008.

Adjusted EBITDA

Adjusted EBITDA for the communications business was $253 million for the second quarter 2008, a 30 percent increase compared to $194 million for the second quarter 2007. First quarter 2008 Communications Adjusted EBITDA was $205 million.

Communications Adjusted EBITDA margin was 23.6 percent in the second quarter 2008, versus 18.7 percent in the second quarter 2007 and 19.3 percent in the previous quarter.

Excluding the $12 million of previous years’ deferred revenue recognized in the quarter, second quarter Communications Adjusted EBITDA was $241 million, and Communications Adjusted EBITDA margin was 22.7 percent.

Communications Adjusted EBITDA excludes non-cash compensation expense and includes severance and restructuring charges related to integration activities of $4 million, $1 million and $7 million for the second quarter 2008, second quarter 2007 and first quarter 2008, respectively.

Adjusted EBITDA for the second quarter 2007 also excludes $1 million of non-cash impairment charges.

Level 3 Generates Positive Free Cash Flow; Strong Liquidity Position

During the second quarter 2008, Unlevered Cash Flow was positive $126 million, versus negative $64 million in the second quarter 2007 and negative $21 million for the previous quarter. Consolidated Free Cash Flow for the second quarter 2008 was positive $4 million, versus negative $141 million for the second quarter 2007 and negative $160 million for the first quarter 2008.

As of June 30, 2008, the company had cash and marketable securities of approximately $666 million.

Continued Operational Improvements

Level 3 continued to make operational improvements to service activation and delivery processes. Installation intervals also improved during the quarter.

Project Unity, the company’s unified process and systems program, remains on track and the company generally expects to implement future releases as planned.

Sale of Vyvx Advertising Distribution Business Closes During Quarter

On June 5, 2008, the company completed the sale of its Vyvx advertising distribution business to DG FastChannel, Inc. Level 3 has retained ownership of Vyvx’s core broadcast business, including the Vyvx Services Broadcast Business’ content distribution capabilities.

Level 3 received gross proceeds at closing of approximately $129 million in cash. The purchase price is subject to customary working capital and certain other post-closing purchase price adjustments.

Business Outlook

“Our previous guidance for Adjusted EBITDA and Free Cash Flow included anticipated results from the Vvyx advertising distribution business,” said Sunit Patel, executive vice president and CFO of Level 3. “For the second half of 2008, the Vvyx advertising distribution business was expected to contribute approximately $10 million in Adjusted EBITDA and cash flow. Our 2008 business outlook for both Core Communications Services revenue and Consolidated Adjusted EBITDA remains unchanged.

“In addition, we are raising our 2008 Free Cash Flow guidance from breakeven to positive for the remainder of the year. Our capital efficiency has also improved this year from enhancements in our supply chain that have resulted in tighter management of equipment inventory, better purchasing and improved capital recovery through the re-use of equipment already installed in the network. As a result, we believe our capital expenditures for 2008 will be 11 to 12 percent of Total Communications Revenue. For the longer term, we continue to believe that our capital expenditures will be 12 to14 percent of Total Communications Revenue.”

Summary

“We are pleased with the better than expected performance in the second quarter and with the improvement in our guidance for Free Cash Flow,” said Crowe. “We remain focused on increasing sales and install rates over the remainder of 2008 and continuing to improve our already solid operating leverage through effective cost management and deploying Project Unity processes and systems.”

Conference Call and Web Site Information

Level 3 will hold a conference call to discuss the company’s second quarter results at 10 a.m. EDT today. The call will be broadcast live on Level 3’s Web site at . If you are unable to join the call via the Web, you may access the call at 913-312-0862 or 888-631-5928.

The call will be archived and available on Level 3’s Web site at , or you may access an audio replay until 12:00 a.m. EDT on Friday, August 1, 2008, by dialing 888-203-1112 or 719-457-0820 access code 9144398. For additional information please call 720-888-2502.

The company will post an investor presentation that summarizes the financial and operational progress for the second quarter 2008 on its Web site at http://www.level3.com/investor_relations/index.html.

About Level 3 Communications

Level 3 Communications, Inc. (NASDAQ: LVLT) is a leading international provider of fiber-based communications services. Enterprise, content, wholesale and government customers rely on Level 3 to deliver communications services with an industry-leading combination of scalability and quality, over an end-to-end fiber network. Level 3 offers a portfolio of metro and long haul services over an end-to-end fiber network, including transport, data, internet, content delivery and voice. For more information, visit.

Level 3 Communications, Level 3, the red 3D brackets and the Level 3 Communications logo are registered service marks of Level 3 Communications, LLC and/or its affiliates in the United States and/or other countries. Level 3 services are provided by wholly owned subsidiaries of Level 3 Communications, Inc. Any other service, product or company names recited herein are trademarks or service marks of their respective owners.

Forward-Looking Statement

Some of the statements made in this press release are forward looking in nature. These statements are based on management’s current expectations or beliefs. These forward looking statements are not a guarantee of performance and are subject to a number of uncertainties and other factors, many of which are outside Level 3’s control, which could cause actual events to differ materially from those expressed or implied by the statements. The most important factors that could prevent Level 3 from achieving its stated goals include, but are not limited to the company’s ability to: successfully integrate acquisitions; increase the volume of traffic on the network; defend intellectual property and proprietary rights; develop new products and services that meet customer demands and generate acceptable margins; successfully complete commercial testing of new technology and information systems to support new products and services; attract and retain qualified management and other personnel; and meet all of the terms and conditions of debt obligations. Additional information concerning these and other important factors can be found within Level 3’s filings with the Securities and Exchange Commission. Statements in this press release should be evaluated in light of these important factors. Level 3 is under no obligation to, and expressly disclaims any such obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, or otherwise.

1) Non-GAAP Metrics

Pursuant to Regulation G, the Company is hereby providing a reconciliation of non-GAAP financial metrics to the most directly comparable GAAP measure.

The Company provides projections that include non-GAAP metrics that the Company deems relevant to management and investors. These non-GAAP metrics are Consolidated Adjusted EBITDA, Consolidated Adjusted EBITDA Excluding the Benefit of Deferred Revenue Change and Vyvx Advertising Distribution Results, Communications Gross Margin, Communications Adjusted EBITDA Margin, Unlevered Cash Flow and Consolidated Free Cash Flow. Certain of the following reconciliations of these non-GAAP financial metrics to GAAP include forward-looking statements with respect to the information identified as a projection. Level 3 has made a number of assumptions in preparing our projections, including assumptions as to the components of financial metrics. These assumptions, including dollar amounts of the various components that comprise a financial metric, may or may not prove to be correct. We caution you that these forward-looking statements are only projections, which are subject to risks and uncertainties including technological uncertainty, financial variations, changes in the regulatory environment, industry growth and trend predictions. Please see the Company’s Annual Report on Form 10-K for a description of these risks and uncertainties.

In order to provide projections with respect to non-GAAP metrics, we are required to indicate a range for GAAP measures that are components of the reconciliation of the non-GAAP metric. The provision of these ranges is in no way meant to indicate that the Company is explicitly or implicitly providing projections on those GAAP components of the reconciliation. In order to reconcile the non-GAAP financial metric to GAAP, the Company has to use ranges for the GAAP components that arithmetically add up to the non-GAAP financial metric. While the Company feels reasonably comfortable about the projections for its non-GAAP financial metrics, it fully expects that the ranges used for the GAAP components will vary from actual results. We will consider our projections of non-GAAP financial metrics to be accurate if the specific non-GAAP metric is met or exceeded, even if the GAAP components of the reconciliation are different from those provided in an earlier reconciliation.

Communications Gross Margin ($) is defined as communications revenue less communications cost of revenue from the consolidated condensed statements of operations.

Cost of Revenue for the communications business includes leased capacity, right-of-way costs, access charges and other third party circuit costs directly attributable to the network, as well as costs of assets sold.  Cost of revenue also includes satellite transponder lease costs, package delivery costs and blank tape media costs attributable to the video business.  Delivery costs and blank tape media costs attributable to the Vyvx advertising distribution business are included in cost of revenue through the date of the Vyvx advertising distribution business disposition on June 5, 2008. Cost of revenue does not include depreciation and amortization.

Communications Gross Margin (%) is defined as communications gross margin ($) divided by communications revenue. Management believes that communications gross margin is a relevant metric to provide to investors, as it is a metric that management uses to measure the margin available to the Company after it pays third party network services costs; in essence, a measure of the efficiency of the Company’s network.

Communications Gross Margin ($ in millions)	Q208	Q108	Q207
Communications Revenue	$1,072	$1,066	$1,035
Communications Cost of Revenue	$442	$459	$437
Communications Gross Margin ($)	$630	$607	$598
Communications Gross Margin (%)	58.8%	56.9%	57.8%

Consolidated Adjusted EBITDA is defined as net income/(loss) from the consolidated condensed statements of operations before income taxes, total other income/(expense), non-cash impairment charges, depreciation and amortization and non-cash stock compensation expense.

Communications Adjusted EBITDA Margin is defined as Communications Adjusted EBITDA divided by communications revenue.

Management believes that Consolidated Adjusted EBITDA and Communications Adjusted EBITDA Margin are relevant and useful metrics to provide to investors, as they are an important part of the Company’s internal reporting and are key measures used by Management to evaluate profitability and operating performance of the Company and to make resource allocation decisions.  Management believes such measures are especially important in a capital-intensive industry such as telecommunications.  Management also uses Consolidated Adjusted EBITDA and Communications Adjusted EBITDA Margin to compare the Company’s performance to that of its competitors and to eliminate certain non-cash and non-operating items in order to consistently measure from period to period its ability to fund capital expenditures, fund growth, service debt and determine bonuses.  Consolidated Adjusted EBITDA excludes non-cash impairment charges and non-cash stock compensation expense because of the non-cash nature of these items.  Consolidated Adjusted EBITDA also excludes interest income, interest expense and income taxes because these items are associated with the Company’s capitalization and tax structures. Consolidated Adjusted EBITDA also excludes depreciation and amortization expense because these non-cash expenses reflect the impact of capital investments which management believes should be evaluated through consolidated free cash flow.  Consolidated Adjusted EBITDA excludes the gain on sale of business group and other, net because these items are not related to the primary operations of the Company.

There are limitations to using non-GAAP financial measures, including the difficulty associated with comparing companies that use similar performance measures whose calculations may differ from the Company’s calculations.  Additionally, this financial measure does not include certain significant items such as interest income, interest expense, income taxes, depreciation and amortization, non-cash impairment charges, non-cash stock compensation expense, the gain on sale of business group and net other income/(expense).  Consolidated Adjusted EBITDA and Communications Adjusted EBITDA Margin should not be considered a substitute for other measures of financial performance reported in accordance with GAAP.

Consolidated Adjusted EBITDA Excluding the Benefit of Deferred Revenue Change and Vyvx Advertising Distribution Results is defined as Consolidated Adjusted EBITDA less the benefit of deferred revenue that should have been recognized in prior years and less the Vyvx advertising distribution business Adjusted EBITDA. In addition to the factors described above in “Communications Adjusted EBITDA Margin”, management believes that Consolidated Adjusted EBITDA Excluding the Benefit of Deferred Revenue Change and Vyvx Advertising Distribution Results is a relevant and useful profitability and operating performance metric for management and investors to exclude the effect of non-recurring items.

Consolidated Adjusted EBITDA Three Months Ended June 30, 2008 ($ in millions)	Communications	Other	Consolidated
Net Earnings (Loss)	$(29)	$(4)	$(33)
Income Tax (Benefit) Expense	$1	$—	$1
Total Other (Income) Expense	$29	$—	$29
Non-Cash Impairment Charge	$—	$—	$—
Depreciation and Amortization Expense	$232	$2	$234
Non-Cash Stock Compensation Expense	$20	$—	$20
Consolidated Adjusted EBITDA	$253	$(2)	$251

Consolidated Adjusted EBITDA Three Months Ended March 31, 2008 ($ in millions)	Communications	Other	Consolidated
Net Earnings (Loss)	$(187)	$6	$(181)
Income Tax (Benefit) Expense	$2	$1	$3
Total Other (Income) Expense	$128	$(2)	$126
Non-Cash Impairment Charge	$—	$—	$—
Depreciation and Amortization Expense	$239	$1	$240
Non-Cash Stock Compensation Expense	$23	$—	$23
Consolidated Adjusted EBITDA	$205	$6	$211

Consolidated Adjusted EBITDA Three Months Ended June 30, 2007 ($ in millions)	Communications	Other	Consolidated
Net Earnings (Loss)	$(199)	$(3)	$(202)
Income Tax (Benefit) Expense	$—	$—	$—
Total Other (Income) Expense	$123	$—	$123
Non-Cash Impairment Charge	$1	$—	$1
Depreciation and Amortization Expense	$245	$2	$247
Non-Cash Stock Compensation Expense	$24	$—	$24
Consolidated Adjusted EBITDA	$194	$(1)	$193

Consolidated Adjusted EBITDA Excluding the Benefit of Deferred Revenue Change and Vyvx Advertising Distribution Results ($ in millions)	Q208	Q108	Q207
Consolidated Adjusted EBITDA	$251	$211	$193
Benefit of Deferred Revenue Change	$(12)	$—	$—
Vyvx Advertising Distribution Adjusted EBITDA	$(2)	$(4)	$(2)
Consolidated Adjusted EBITDA Excluding the Benefit of Deferred Revenue Change and Vyvx Advertising Distribution Results	$237	$207	$191

Communications Adjusted EBITDA Margin ($ in millions)	Q208	Q108	Q207
Communications Revenue	$1,072	$1,066	$1,035
Communications Adjusted EBITDA	$253	$205	$194
Communications Adjusted EBITDA Margin	23.6%	19.3%	18.7%

Projected Consolidated Adjusted EBITDA Twelve Months Ended December 31, 2008	Consolidated Range
($ in millions)	Low	High
Net Earnings (Loss)	$(550)	$(350)
Total Other (Income) Expense	$440	$410
Depreciation and Amortization Expense	$940	$900
Non-Cash Stock Compensation Expense	$120	$140
Consolidated Adjusted EBITDA	$950	$1,100

Unlevered Cash Flow is defined as net cash provided by (used in) operating activities less capital expenditures, plus cash interest paid and less interest income all as disclosed in the condensed consolidated statements of cash flows or the condensed consolidated statements of operations. Management believes that Unlevered Cash Flow is a relevant metric to provide to investors, as it is an indicator of the operational strength and performance of the Company and, measured over time, provides management and investors with a sense of the growth pattern of the business.

There are material limitations to using Unlevered Cash Flow to measure the Company against some of its competitors as it excludes certain material items such as cash used for acquisitions, proceeds from the sale of a business group, payments on and repurchases of long-term debt, capital expenditures and interest expense. Level 3 does not currently pay a significant amount of income taxes due to net operating losses, and therefore, generates higher cash flow than a comparable business that does pay income taxes. Additionally, this financial measure is subject to variability quarter over quarter as a result of the timing of payments related to accounts receivable and accounts payable and capital expenditures. Unlevered Cash Flow should not be used as a substitute for net change in cash and cash equivalents on the condensed consolidated statements of cash flows.

Consolidated Free Cash Flow is defined as net cash provided by (used in) operating activities less capital expenditures as disclosed in the condensed consolidated statements of cash flows. Management believes that Consolidated Free Cash Flow is a relevant metric to provide to investors, as it is an indicator of the Company’s ability to generate cash to service its debt. Consolidated Free Cash Flow excludes cash used for acquisitions and principal repayments.

There are material limitations to using Consolidated Free Cash Flow to measure the Company against some of its competitors as Level 3 does not currently pay a significant amount of income taxes due to net operating losses, and therefore, generates higher cash flow than a comparable business that does pay income taxes. Additionally, this financial measure is subject to variability quarter over quarter as a result of the timing of payments related to accounts receivable and accounts payable and capital expenditures. This financial measure should not be used as a substitute for net change in cash and cash equivalents on the condensed consolidated statements of cash flows.

Unlevered Cash Flow and Consolidated Free Cash Flow Three Months Ended June 30, 2008 ($ in millions)	Unlevered Cash Flow	Consolidated Free Cash Flow
Net Cash Provided by Operating Activities	$110	$110
Capital Expenditures	$(106)	$(106)
Cash Interest Paid	$125	N/A
Interest Income	$(3)	N/A
Total	$126	$4

Unlevered Cash Flow and Consolidated Free Cash Flow Three Months Ended March 31, 2008 ($ in millions)	Unlevered Cash Flow	Consolidated Free Cash Flow
Net Cash Used in Operating Activities	$(47)	$(47)
Capital Expenditures	$(113)	$(113)
Cash Interest Paid	$145	N/A
Interest Income	$(6)	N/A
Total	$(21)	$(160)

Unlevered Cash Flow and Consolidated Free Cash Flow Three Months Ended June 30, 2007 ($ in millions)	Unlevered Cash Flow	Consolidated Free Cash Flow
Net Cash Provided by Operating Activities	$29	$29
Capital Expenditures	$(170)	$(170)
Cash Interest Paid	$89	N/A
Interest Income	$(12)	N/A
Total	$(64)	$(141)

LEVEL 3 COMMUNICATIONS, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

(unaudited)

	Three Months Ended
	June 30,	March 31,	June 30,
(dollars in millions, except share and per share data)	2008	2008	2007

Revenue:
Communications	$1,072	$1,066	$1,035
Other	18	26	17
Total Revenue	1,090	1,092	1,052

Costs and Expenses (exclusive of depreciation and amortization shown separately below):
Cost of Revenue	460	475	454
Depreciation and Amortization	234	240	247
Selling, General and Administrative, including non-cash compensation of $20, $23 and $24, respectively	395	422	428
Restructuring Charges, including non-cash impairment charges of $-, $- and $1, respectively	4	7	2
Total Costs and Expenses	1,093	1,144	1,131

Operating Loss	(3)	(52)	(79)

Other Income (Expense):
Interest Income	3	6	12
Interest Expense	(132)	(135)	(138)
Gain on Sale of Business Group	96	—	—
Other, net	4	3	3
Total Other Income (Expense)	(29)	(126)	(123)

Loss Before Income Taxes	(32)	(178)	(202)

Income Tax Expense	(1)	(3)	—

Net Loss	$(33)	$(181)	$(202)

Loss per Share (Basic and Diluted)	$(0.02)	$(0.12)	$(0.13)

Weighted Average Shares Outstanding (in thousands):
Basic and Diluted	1,552,778	1,541,872	1,529,614

© 2008 by Level 3 Communications, Inc. All rights reserved.

LEVEL 3 COMMUNICATIONS, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(unaudited)

	June 30,	March 31,	December 31,
(dollars in millions)	2008	2008	2007

Assets

Current Assets:
Cash and cash equivalents	$661	$533	$714
Marketable securities	5	7	9
Restricted securities	5	8	10
Accounts receivable, less allowances of $20, $22 and $20, respectively	427	425	404
Other	119	110	88
Total Current Assets	1,217	1,083	1,225

Property, Plant and Equipment, net	6,507	6,616	6,669

Restricted Securities	119	119	117

Goodwill and Other Intangibles, net	2,031	2,079	2,101

Other Assets, net	125	131	142
Total Assets	$9,999	$10,028	$10,254

Liabilities and Stockholders’ Equity

Current Liabilities:
Accounts payable	$323	$346	$396
Current portion of long-term debt	6	7	32
Accrued payroll and employee benefits	85	73	97
Accrued interest	118	115	128
Current portion of deferred revenue	178	170	175
Other	126	134	144
Total Current Liabilities	836	845	972

Long-Term Debt, less current portion	6,829	6,831	6,832

Deferred Revenue, less current portion	754	757	763

Other Liabilities	612	657	617

Stockholders’ Equity	968	938	1,070
Total Liabilities and Stockholders’ Equity	$9,999	$10,028	$10,254

© 2008 by Level 3 Communications, Inc. All rights reserved.

LEVEL 3 COMMUNICATIONS, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows

(unaudited)

	Three Months Ended
	June 30,	March 31,	June 30,
(dollars in millions)	2008	2008	2007

Cash Flows from Operating Activities:
Net loss	$(33)	$(181)	$(202)

Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	234	240	247
Gain on sale of business group	(96)	—	—
Gain on sale of property, plant and equipment, and other assets	—	(1)	(1)
Non-cash compensation expense attributable to stock awards	20	23	24
Amortization of debt issuance costs	4	4	4
Accreted interest on discount debt	—	—	6
Accrued interest on long-term debt	3	(14)	39
Changes in working capital items net of amounts acquired:
Receivables	(2)	(20)	(7)
Other current assets	(10)	(22)	(8)
Payables	(25)	(52)	(66)
Deferred revenue	7	(17)	3
Other current liabilities	10	(15)	(15)
Other	(2)	8	5
Net Cash Provided by (Used in) Operating Activities	110	(47)	29

Cash Flows from Investing Activities:
Capital expenditures	(106)	(113)	(170)
Proceeds from sale of property, plant and equipment and other assets	—	2	—
Proceeds from sale of business group, net	123	—	—
Proceeds from sale and maturity of marketable securities	—	—	8
(Increase) decrease in restricted cash and securities, net	2	—	(3)
Acquisitions, net of cash acquired	—	—	4
Net Cash Provided by (Used in) Investing Activities	19	(111)	(161)

Cash Flows from Financing Activities:
Payments on and repurchases of long-term debt and other	(2)	(26)	(14)
Proceeds from warrants and stock-based equity plans	—	—	1
Net Cash Used in Financing Activities	(2)	(26)	(13)

Effect of Exchange Rates on Cash and Cash Equivalents	1	3	—

Net Change in Cash and Cash Equivalents	128	(181)	(145)

Cash and Cash Equivalents at Beginning of Period	533	714	884

Cash and Cash Equivalents at End of Period	$661	$533	$739

Supplemental Disclosure of Cash Flow Information:
Cash interest paid	$125	$145	$89

Total Cash and Marketable Securities	$666	$540	$807

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